Brötje in Partnership with EDAC, delivered to Boeing Phantom Works an Advanced Friction-Stir Welding Machine ....
FOR IMMEDIATE RELEASE: FARMINGTON, Conn., March 1, 2006 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB)
Boeing Phantom Works will use a sophisticated new friction-stir welding machine purchased from Brötje-Automation GmbH to develop better ways to efficiently build stronger, lighter and more complex-shaped components for aerospace products.
In response to Boeing specifications, Brötje-Automation designed and built an eight-axis machine that is 88 feet long, 30 feet wide and generates four tons of force. It employs an advanced spindle design, process instrumentation, and control algorithms to produce contoured structural components up to 33 feet long, 13 feet wide and 5 feet tall.
Brötje-Automation produced the machine in partnership with Gros-ite Precision Engineered Spindles, a division of EDAC Technologies of Farmington, Conn., which provided the co-axial spindle; Siemens AG of Erlanger, Germany, which provided the control system; and with HBM GmbH of Darmstadt, Germany, for the instrumentation.
Boeing Phantom Works is the advanced R&D unit of The Boeing Company. As an element of Boeing Technology, it provides advanced system solutions and innovative, breakthrough technologies to the company’s business units that reduce cycle time and cost while improving the quality and performance of aerospace products and services. In addition to its own development work, Phantom Works collaborates with universities, companies, and organizations around the globe to ensure it is finding the best technology solutions the world has to offer.
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Contact:
     Glenn Purple
     EDAC Technologies Corporation
     860-679-7418